Exhibit 23.3

J’son & Partners Consulting LLC

11A/2, bld. 1B, Armyansky Pereulok,

101000 Moscow, Russia

Tel.: +7 (495) 625 72 45

Fax: +7 (495) 625 91 77

E-mail: www.json.ru

January 25, 2013

To: QIWI Limited

12-14 Kennedy Ave.

Kennedy Business Centre, 2nd Floor, Office 203

1087 Nicosia Cyprus

Attention to: Sergey Solonin, Chief Executive Officer

Dear Sirs,

We hereby consent to (i) the use in the Registration Statement (the “Registration Statement”) to be published in connection with the offering (the “Offering”) of ordinary shares of QIWI Limited (the “Company”) in the form of American Depositary Shares (“ADSs”) and their listing on NASDAQ or NYSE, of our report prepared at the Company’s request, entitled “Assessment of electronic payments service and top-up kiosks in Russia, Kazakhstan and Belarus” dated January 9th 2013 (the “Report”) relating to certain agreed aspects of the markets in which the Company operates and its competitive position within those markets, (ii) the use of our name and all references to our name and of the Report; and (iii) all references to our preparation of an independent Report. We further acknowledge and agree that the relevant consent will also be included as an exhibit to the Registration Statement.

We acknowledge that extracts from the Report will be used in the Registration Statement and any material prepared by the Company in connection with the Offering such as the analyst presentation and the roadshow presentation and may also be used publicly following completion of the Offering.

Yours faithfully

/s/ Svetlana Vodianova

Svetlana Vodianova

General Director for and on behalf of

J’son & Partners Consulting LLC